Exhibit 10.6

Bin Zhao
Wenjing Ma
Shanghai Zhaoyan Network Technology Co., Ltd.
and
Dayin Network Technology (Shanghai) Co., Ltd.

Exclusive Option Agreement

Dated June 18, 2015

Exclusive Option Agreement
This Exclusive Option Agreement (this “Agreement”) is executed on June 18, 2015 by and among the following parties in Shanghai, the People’s Republic of China (the “PRC” or “China”):

(1)	Bin Zhao, Chinese Citizen, ID No.: [***];

(2)	Wenjing Ma, Chinese Citizen, ID No.: [***];

(3)	Shanghai Zhaoyan Network Technology Co., Ltd. (the “Zhaoyan Technology”);
Registered address: Room 21, 2nd Floor, 1222 Changyang Road, Yangpu District, Shanghai
Legal representative: Bin Zhao

(4)	Dayin Network Technology (Shanghai) Co., Ltd. (the “Dayin Technology”).
Registered address: Room 2009, 2nd Floor, Block 1, 180 Huashen Road, China (Shanghai) Pilot Free Trade Zone
Legal representative: Bin Zhao
(In this Agreement, the above parties hereto may be individually referred to as a “Party” and collectively referred to as the “Parties”. Among them, Bin Zhao and Wenjing Ma may be hereinafter individually referred to as a “Shareholder” and collectively the “Shareholders”.)
Whereas:

(1)
As of the execution date of this Agreement, the Shareholders are registered shareholders of Zhaoyan Technology who hold 100% of Zhaoyan Technology’s equity interests in total, among whom, Zhao Bin holds 90% of Zhaoyan Technology’s equity interests, and Ma Wenjing holds 10%.

(2)
The Shareholders intend to transfer all the equity held by the Shareholders in Zhaoyan Technology to Dayin Technology on the premise of not violating PRC Law, and Dayin Technology intends to accept such transfer.

(3)
For the purpose of the above-mentioned equity transfer, the Shareholders agree to jointly and irrevocably grant an exclusive option (hereinafter referred to as “Equity Purchase Option”) to Dayin Technology. According to such Equity Purchase Option and to the extent permitted by the laws of China, the Shareholders shall, upon request of Dayin Technology, transfer the Optioned Equity (as defined below) to Dayin Technology and/or any other entity or individual designated by Dayin Technology in accordance with the provisions of this Agreement.

By friendly negotiation and on the basis of equality and mutual benefits, the Parties agree as follows:

1.	Definitions

1.1.	Unless otherwise provided herein, the following words and terms shall have the respective meanings set forth below:

1.1.1.
“PRC Law” refers to the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China in force at that time.

1.1.2.	“Optioned Equity” refers to all the equity interests held by the Shareholders in Registered Capital of Zhaoyan Technology (as defined below).

1.1.3.
“Registered Capital of Zhaoyan Technology” refers to the registered capital of Zhaoyan Technology as of the execution date of this Agreement, including its increase or reduction if any during the term of this Agreement.

1.1.4.
“Transferred Equity” refers to all or part of the Optioned Equity that Dayin Technology is entitled to ask the Shareholders to transfer to itself and/or the entities or individuals designated by it in accordance with Article 3.2 of this Agreement in the execution of its Equity Purchase Option (hereinafter referred to as “Execution”). The specific amount of the Transferred Equity can be unilaterally decided by Dayin Technology in accordance with PRC Law and its business considerations at that time.

1.1.5.
“Equity Purchase Price” refers to the consideration to be paid to the Shareholders by Dayin Technology and/or the entities or individuals designated by Dayin Technology for the Transferred Equity at each execution. The Equity Purchase Price paid to a Shareholder shall be the Registered Capital of Zhaoyan Technology multiplying by the shareholding ratio of the Transferred Equity. If there are any mandatary regulations on the equity purchase price under the PRC Law at the time of execution, Dayin Technology and/or the entities or individuals designated by it shall have the right to set the lowest price permitted by PRC Law as the Equity Purchase Price.

1.1.6.
“Business License” refers to any approval, permit, filing, registration, license or qualification which is required in connection with the business operation of Zhaoyan Technology, including but not limited to the Business License of the Enterprise Legal Person, Tax Registration Certificate and other relevant permits and certificates required under PRC Law at that time.

1.1.7.
“Assets of Zhaoyan Technology” refers to all tangible and intangible assets owned or entitled to be used by Zhaoyan Technology during the term of this Agreement, including but not limited to any real property, movable property, intellectual property (i.e., trademarks, copyrights, patents, proprietary technologies, domain names, software use rights, etc.), and other documents, files and information such as customer information and databases.

1.1.8.	“Material Contracts” refers to such contracts to which Zhaoyan Technology is bound or subject to that have a significant impact on the business or assets of Zhaoyan Technology.

1.2.
Any reference to any PRC Law in this Agreement shall be deemed to include (1) references to amendments, modifications, supplements, and reenactions of such PRC Law, effective either before or after the date of this Agreement; and (2) references to any other decisions, notices, or regulations made thereunder or effective as a result of its provisions.

1.3.
Unless otherwise provided herein, reference to the articles, provisions, clauses, sections or paragraphs shall be refences to such articles, provisions, clauses, sections or paragraphs in this Agreement.

2.	Grant of Equity Purchase Option

2.1.
The Parties agree that the Shareholders hereby irrevocably and unconditionally grant Dayin Technology an exclusive Equity Purchase Option. According to the Equity Purchase Option, to the extent permitted under PRC Law, Dayin Technology is entitled to require the Shareholders to transfer the Optioned Equity to Dayin Technology and/or the entities or individuals designated by Dayin Technology in accordance with this Agreement. Dayin Technology hereby agrees to accept such Equity Purchase Option.

3.	Execution of Equity Purchase Option

3.1.	To the extent permitted under PRC Law, Dayin Technology is entitled to determine the specific time, method and frequency of its Execution at its sole discretion.

3.2.
Dayin Technology is entitled to execute all of its Equity Purchase Option at one time if it is permitted under PRC Law at that time, that is, Dayin Technology and/or the entities or individuals designated by it is entitled to purchase all the Optioned Equity at one time. If, according to PRC law at that time, Dayin Technology and/or the entities or individuals designated by it is only permitted to hold part of the equity of Zhaoyan Technology, Dayin Technology is entitled to unilaterally determine the specific amount of Transferred Equity and to purchase by itself and/or the entities or individuals designated by it to the extent permitted by PRC Law (hereinafter referred to as the “Maximum Shareholding Ratio”). In the latter case, Dayin Technology is entitled to execute its Equity Purchase Option in accordance with the gradually increased Maximum Shareholding Ratio if any in phases, and to finally obtain all of the Optioned Equity.

3.3.
For each Execution of Dayin Technology, the Shareholders shall transfer corresponding amount of equity in Zhaoyan Technology to Dayin Technology and/or the entities and individuals designated by it in accordance with the Purchase Notice mentioned in Article 3.5 of this Agreement. Dayin Technology and/or the entities or individuals designated by it shall pay the Equity Purchase Price to the Shareholders in respect of each Execution. Provided that no PRC Law shall be violated, Dayin Technology may offset the debt of

Equity Purchase Price with the claim(s) it has or its affiliates have against the Shareholders (if any).

3.4.	For each Execution of Dayin Technology, Dayin Technology can purchase all or part of the Transferred Equity by itself or any third party designated by it.

3.5.
For each Execution, Dayin Technology shall send a notice of Execution to the Shareholders (hereinafter referred to as the “Purchase Notice”, the format of which is shown in Schedule I). Upon receipt of the Purchase Notice, the Shareholders shall immediately transfer the corresponding Transferred Equity to Dayin Technology and/or the entities or individuals designated by it in accordance with Article 3.3 of this Agreement.

3.6.	The Shareholders hereby covenant and warrant that once Dayin Technology sends the Purchase Notice:

(1)
He/she shall immediately convene or request the convening of a shareholder meeting of Zhaoyan Technology, at which a resolution shall be adopted and all necessary measure shall be taken to approve the Shareholder’ transfer of Transferred Equity to Dayin Technology and/or the entities or individuals designated by it at the Equity Purchase Price, and to waive the Shareholders’ preemptive rights if any.

(2)
He/she shall immediately sign the equity transfer agreement with Dayin Technology and/or the entities or individuals designated by it to transfer the Transferred Equity to Dayin Technology and/or its designated entities or individuals at the Equity Purchase Price.

(3)
He/she shall provide necessary support to Dayin Technology (including providing and signing all relevant legal documents, fulfilling all government approval and registration procedures and undertaking all relevant obligations) in comply with the requirements of Dayin Technology and PRC Law to ensure that Dayin Technology and/or the entities or individuals designated by it can obtain the Transferred Equity without legal defects.

3.7.
On the execution date of this Agreement, upon request of Dayin Technology, the Shareholders shall each sign a Letter of Authorization (hereinafter referred to as the “Letter of Authorization”, the format of which is shown in Schedule II) and entrust anyone designated by Dayin Technology to sign the legal documents which will enable Dayin Technology and/or the entities or individuals designated by it to acquire all the Transferred Equity without legal defects. The Letter of Authorization shall be kept by Dayin Technology, and if necessary, Dayin Technology may at any time require each of the Shareholders to sign multiple copies of the Letter of Authorization separately and submit the Letter of Authorization to the relevant government departments.

4.	Representations and Warranties

4.1.	The Shareholders hereby make representations and warranties respectively on their own and on behalf of Zhaoyan Technology as follows:

4.1.1.
The Shareholders are Chinese citizens with full capacity, and have full and independent legal status and legal capacity. The Shareholders have been properly authorized to sign, deliver, and perform this Agreement, and can independently be the subject of litigation proceedings as one party.

4.1.2.
This Agreement is duly signed and delivered by the Shareholders and constitutes a valid and binding obligation to the Shareholders, and can be enforceable against them in accordance with the provisions of this Agreement.

4.1.3.
The Shareholders are the registered owners of the Optioned Equity as of the date of this Agreement. According to this Agreement, Dayin Technology and/or the entities or individuals designated by it can obtain valid ownership of the Transferred Equity without liens, pledges, claims, or other third-party encumbrance after Execution.

4.1.4.
Zhaoyan Technology has obtained all the required licenses in connection with its business operation as of the date of this Agreement. Zhaoyan Technology has been operating in compliance with PRC Law since its establishment. There has been no material violation or possible violation of the regulations and requirements of government departments in industry and commerce, tax, culture, news, quality and technical supervision, labor and social insurance, and others. There is no dispute for breach of contracts of Zhaoyan Technology.

5.	Covenants of the Shareholders

5.1.
The Shareholders covenant that during the term of this Agreement, they shall make every effort and take all necessary measures to ensure that Zhaoyan Technology can obtain all the business licenses in time and keep all the business licenses continuously valid at all time. Unless with the prior written consent of Dayin Technology, if the business period of Zhaoyan Technology expires within the term of this Agreement, Shareholders will take all necessary measures to extend the business period of Zhaoyan Technology to the expiry date of this Agreement.

5.2.	Each of the Shareholders covenants that during the term of this Agreement, unless otherwise provided by applicable PRC Law by then, without the prior written consent of Dayin Technology it shall:

5.2.1.	Not transfer or dispose of any Optioned Equity or establish any secured interests or other third party’s rights on any Optioned Equity, except for the transfer under this Agreement.

5.2.2.	Not increase or decrease the Registered Capital of Zhaoyan Technology, or vote for the increase or decrease of the aforementioned registered capital.

5.2.3.	Not dispose of or facilitate the management of Zhaoyan Technology to dispose of any Assets of Zhaoyan Technology (except in the process of normal business operations).

5.2.4.	Not terminate or facilitate the management of Zhaoyan Technology to terminate any Major Contracts or to enter into any other agreement that conflicts with any of the existing Major Contracts.

5.2.5.
Not individually or jointly facilitate Zhaoyan Technology to make transactions that may materially affect Zhaoyan Technology’s assets, responsibilities, business operations, equity structure, equity holdings in third parties and other legal rights (except for those generated in the process of normal or daily business operation, or disclosed to Dayin Technology and obtained written consent of Dayin Technology).

5.2.6.
Not appoint or replace any of the executive directors or members of the board of directors of Zhaoyan Technology (if any), supervisors or other management personnel of Zhaoyan Technology who shall be appointed and replaced by shareholders.

5.2.7.	Not announce or distribute any distributable profits, dividends or interest, or vote for the aforementioned distribution.

5.2.8.	Ensure that Zhaoyan Technology exists effectively and will not be terminated, liquidated or dissolved.

5.2.9.	Not amend the articles of association of Zhaoyan Technology or vote for the amendment of the articles of association.

5.2.10.
Ensure that Zhaoyan Technology shall not provide or borrow loans, provide guarantees or make other forms of guarantees, or undertake any substantive liabilities except for those generated in normal business operations.

5.3.
Each of the Shareholders hereby covenants that during the term of this Agreement, it shall make every effort to develop Zhaoyan Technology’s business and ensure its operating in compliance with laws and regulations. The Shareholders will not carry out any activities or omissions that may damage the assets, business reputation of Zhaoyan Technology or any acts that will affect the validity of Zhaoyan Technology’s business licenses.

5.4.	Zhaoyan Technology covenants that before the Execution of all Equity Purchase Option of Dayin Technology, without the prior written consent of Dayin Technology, it shall not:

5.4.1.
sell, transfer, mortgage or dispose of any of its own assets, business, income or other legal rights, or allow any secured interests or other third party’s rights to be established on such assets, business, income or other legal rights (except for those generated in the process of normal or daily business operation, or disclosed to Dayin Technology and obtained written consent of Dayin Technology);

5.4.2.
enter into any legal documents that may substantially affect its assets, responsibilities, operations, shareholding structure, equity holdings in third parties and other legal rights or carry out such transactions (except those generated in the process of normal or daily business operation, or disclosed to Dayin Technology and obtained written consent of Dayin Technology);

5.4.3.	distribute dividends or profit to relevant Shareholders in any form.

6.	Confidentiality

6.1.
Whether this Agreement has been terminated or not, the Shareholders shall undertake the obligation to keep confidential of (i) the signing, performance and content of the Agreement, (ii) the trade secrets, proprietary information and customer information that it has learned or received due to the signing and performance of this Agreement, and (iii) the trade secrets, proprietary information, and customer information of Zhaoyan Technology that it has learned or received as Shareholders of Zhaoyan Technology (hereinafter collectively referred to as “Confidential Information”). The Shareholders may use such Confidential Information only for the purpose of fulfilling the obligations under this Agreement. Without the written permission of Dayin Technology, the Shareholders shall not disclose the above-mentioned Confidential Information to any third party, otherwise they shall bear the liability for breach of contract and compensate for losses.

6.2.
Once this Agreement is terminated, the Shareholders shall, upon request by Dayin Technology, return, destroy or dispose in any other method with all documents, materials or software containing Confidential Information, and stop using such Confidential Information.

6.3.	Notwithstanding other provisions of this Agreement, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

7.	Term

7.1.
Subject to Article 7.2 and 7.3 of this Agreement, this Agreement shall enter into force on the date of its formal signing by the Parties and shall be valid for ten (10) years, unless the Parties agree to terminate this Agreement in advance in writing, or to terminate this agreement pursuant to Article 9.1 of this Agreement. This term of agreement will be automatically extended for one (1) year after expiration, unless Dayin Technology otherwise notifies the parties of its intent not to extend at least thirty (30) days before the end of the then-current term, and so on.

7.2.
For each of the Shareholders, after all the Optioned Equity of Zhaoyan Technology held by him/her has been transferred to Dayin Technology and/or the entities or individuals designated by it in accordance with the Agreement, his/her obligations as a shareholder of Zhaoyan Technology under this Agreement shall be terminated. This Agreement will remain in full force and effect to other remaining Shareholders and their Optioned Equity.

7.3.
If Zhaoyan Technology’s business period is terminated for any reason during the term of this Agreement, this Agreement will be terminated for Zhaoyan Technology and its shareholders (within the limits of being a shareholder of Zhaoyan Technology).

8.	Notice

8.1.	All notices, requests, demands and other communications required by or in accordance with this Agreement shall be delivered to the Parties in writing.

8.2.
If the above notice or other communication is sent by facsimile, it will be deemed to have been delivered once it has been sent; if delivered in person, it will be deemed to have been delivered once delivered in person; if sent by post, it will be deemed to have been delivered five (5) days after posting.

9.	Responsibility upon Breach

9.1.
The Parties agree and acknowledge that it constitutes a breach of contract under this Agreement (hereinafter referred to as the “Breach”) if any Party (hereinafter referred to as the “Breaching Party”) materially violates any articles under this Agreement, or materially fails to perform any of its obligations under this Agreement. The injured party (hereinafter referred to as the “Non-breaching Party”) is entitled to demand the Breaching Party to make corrections or take remedial measures within a reasonable period. If the Breaching Party fails to make corrections or take remedial measures within a reasonable period or within ten (10) days upon written request made by the Non-breaching Party, the Non-breaching Party is entitled to choose at its sole discretion any of the following remedies for breach of contract: (1) to terminate this Agreement and ask for full compensation for damages from the Breaching Party; or (2) to ask for specific performance of the Breaching Party’s obligations under this Agreement and full compensate for damages from the Breaching Party at the same time

9.2.
The Parties agree and acknowledge that, except as otherwise provided by law and this Agreement, the Shareholders shall not, under any circumstances, require termination of this Agreement for any reason.

9.3.	Notwithstanding other provisions of this Agreement, the effect of this Article shall not be affected by the suspension or termination of this Agreement.

10.	Miscellaneous

10.1.	This Agreement is written in Chinese in four (4) originals. Each Party of this Agreement shall have one (1) original.

10.2.	The execution, validity, implementation, amendment, interpretation and termination of this Agreement shall be governed by PRC Law.

10.3.
Any dispute arising from and relating to this Agreement shall be first settled by the Parties through friendly negotiation. If the dispute cannot be resolved within thirty (30) days, the relevant dispute shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitration shall be conducted in Shanghai and the language used shall be Chinese. The decision of the arbitral tribunal shall be final and binding on the Parties.

10.4.
Any rights, powers and remedies conferred on each Party by any provision of this Agreement shall not preclude any other rights, powers or remedies that the Party enjoys in accordance with law and other provisions under this Agreement, and the exercise of a Party’s rights, powers and remedies shall not preclude the Party’s exercise of other rights, powers and remedies.

10.5.
Failure by a Party to exercise or delay in exercising any of its rights, powers and remedies under this Agreement or law (hereinafter referred to as the “Party’s Rights”) shall not result in a waiver of such rights, and the waiver of any single or part of that Party’s rights shall not preclude the Party from exercising such rights in any other ways and the other Party’s rights.

10.6.	The headings of the articles of this Agreement are for reference only. In no circumstance shall these headings be used as or affect the interpretation of the provisions of this Agreement.

10.7.
Each article of this Agreement is severable and independent to every other article. If, at any time, any one or more of the articles of this Agreement become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining articles of this Agreement shall not be affected.

10.8.	This Agreement, once signed, supersedes any other legal documents previously signed by relevant Parties under this Agreement on the same subject.

10.9.	Any amendment or supplement of this Agreement must be made in writing and shall become effective after being duly signed by all Parties under this agreement.

10.10.
Without the prior written consent of Dayin Technology, the Shareholders shall not transfer any of their rights and/or obligations under this Agreement to any third party. Dayin Technology is entitled to transfer the rights and/or obligations under this Agreement to any third party designated by it after notifying the Shareholders.

10.11.	This Agreement is binding on the legal successors of all Parties.
[The remainder of this page has been intentionally left blank. Signature page follows.]

[Signature Page]
IN WITNESS WHEREOF, the Parties have caused this Exclusive Option Agreement to be duly executed as of the date first above written.

Bin Zhao		Wenjing Ma

Signature:	/s/ Bin Zhao	Signature:	/s/ Wenjing Ma

Shanghai Zhaoyan Network Technology Co., Ltd. (Seal)

Signature:	/s/ Bin Zhao
Name: Bin Zhao Title: Legal Representative

Dayin Network Technology (Shanghai) Co., Ltd. (Seal)

Signature:	/s/ Bin Zhao
Name: Bin Zhao Title: Legal Representative

Schedule I:
Purchase Notice
To: [Name of Shareholder]
Given that we have signed an Exclusive Option Agreement (“Option Agreement”) with you and other interested parties on June 18, 2015, it is agreed that, to the extent permitted by PRC Law and regulations, you shall transfer your equity in Shanghai Zhaoyan Network Technology Co., Ltd. (“Zhaoyan Technology”) to us and/or any third party designated by us.
Therefore, we hereby send you this notice as follows:
We hereby request the execution of the Equity Purchase Option under the Option Agreement, and we/the [company/individual’s name] designated by us will accept the equity held by you equal to _______% of the Registered Capital of Zhaoyan Technology (“Proposed Transfer Equity”). After receiving this notice, you are requested to transfer all the Proposed Transfer Equity to us/[designated company/individual’s name] in accordance with the Option Agreement.
Sincerely,
Dayin Network Technology (Shanghai) Co., Ltd. (Seal)

Authorized Representative:
Date:

Schedule II:
Letter of Authorization
I, _______, hereby appoint _______ (Identity Number: _____________________), as my authorized trustee, to sign the equity transfer agreement and other relevant legal documents between Dayin Network Technology (Shanghai) Co. Ltd. and me on the equity transfer of Shanghai Zhaoyan Network Technology Co., Ltd.
Regarding the equity transfer agreement and other relevant legal documents on the equity transfer of Shanghai Zhaoyan Network Technology Co., Ltd. signed by the authorized trustee on behalf of me with Dayin Network Technology (Shanghai) Co., Ltd., I confirm that they are legally binding on me once signed.

Signature: [Name of Shareholder]

Date: